LETTER AGREEMENT

Managers Global Bond Fund

Subadvisory Agreement

[            ], 2012

Loomis, Sayles & Company, L.P.

One Financial Center

27th Floor

Boston, MA 02111

Attn: Compliance Officer

Re:	Subadvisory Agreement between Managers Investment Group LLC
and Loomis, Sayles & Company, L.P., dated as of March 12, 2002

Ladies and Gentlemen:

Pursuant to Section 9 of the Subadvisory Agreement between Managers Investment Group LLC (the “Manager”) and Loomis, Sayles & Company, L.P. (the “Subadvisor”), dated March 12, 2002 (the “Subadvisory Agreement”), the Manager hereby notifies you that, effective January 31, 2012:

1.	The Subadvisory Agreement is amended to reflect the Fund’s name change to Managers Global Income Opportunity Fund; and

2.	Schedule A to the Subadvisory Agreement is amended to reflect the change in the subadvisory fee that has been agreed to by the Manager and the Subadvisor. Attached as Appendix A is an amended and restated Schedule A to the Subadvisory Agreement setting forth the fee the Manager will pay the Subadvisor pursuant to Section 5 of the Subadvisory Agreement.

Please acknowledge your agreement to these amendments to the Subadvisory Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers Investment Group LLC

By:
Name:	Keitha L. Kinne
Title:	Chief Operating Officer

ACKNOWLEDGED AND ACCEPTED

Loomis, Sayles & Company, L.P.

By:
Name:
Title:
Date:	, 2012

Appendix A

AMENDED AND RESTATED SCHEDULE A

SUBADVISOR FEE

For services provided to the Fund Account, Managers Investment Group LLC will pay a base quarterly fee for each calendar quarter at an annual rate of 0.35% on the first $100 million, 0.30% on the next $150 million and 0.275% over $250 million, of the average net assets in the Fund Account during the quarter. Average assets shall be determined using the average daily net assets in the Fund Account during the quarter. The fee shall be pro-rated for any calendar quarter during which the contract is in effect for only a portion of the quarter.